Exhibit 99.3

Contact:	Dusty Pritchett
Senior Vice President of Finance and
Chief Financial Officer
256-217-1300

AVOCENT ACQUIRES 2C COMPUTING

                HUNTSVILLE, Ala. (August 20, 2002) - Avocent Corporation (Nasdaq:AVCT) today announced that it has completed the acquisition of 2C Computing, Inc.  2C is a developer of digital extension technology that splits the PCI bus of a PC, allowing the PC motherboard, processor, hard drive, etc. to be located at a distance from the user and connected using CAT 5 or fiber cable.  2C was acquired for approximately $22.8 million in cash.

                 “We are excited about expanding our digital product solutions to the enterprise desktop market with the acquisition of 2C Computing,” stated John R. Cooper, president and chief executive officer of Avocent Corporation.  “We believe the 2C acquisition will significantly advance our technology for controlling a PC beyond traditional KVM extension solutions.”

                “2C will form the core of our new ‘Digital Desktop Division’ and will include key personnel from 2C and Avocent’s Trading Floor Solutions Group.  Their initial focus will be to accelerate marketing of the 2C product line, expand market channels for the 2C products, and intensify product development activities.  We believe we have excellent opportunities to expand the markets for 2C products with our strong research and development staff, our recently acquired ASIC expertise, and digital video compression capabilities.”

                The 2C product line includes a “CstationTM” box that is nearly the size of a monitor stand and is located at the remote user’s location.  It is connected via CAT 5 or fiber cable to a PCI card in the remote PC.  At the user’s location, the keyboard, video and mouse are plugged into the Cstation that also includes USB, serial, audio, and parallel device connectivity.  Video quality of the Cstation is superior to any other current extension technology on the market since the video card is included in the Cstation at the user’s desk.  Initial applications for the product include trading floors where space is at a premium, industrial plant control environments that benefit from remote computers due to harsh environments, and government installations that require high security afforded through the remote location of the computer and hard disk. 2C began shipping its latest product in April 2002.

About Avocent Corporation

                Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide.  Branded products include switching, extension, remote access, and video display solutions.  Additional information is available at: www.avocent.com .

Forward-Looking Statements

                This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  These include statements regarding earnings expectations, market opportunity, the potential market for Avocent’s products and technologies in the future, product development and new product introductions, and engineering and design activities.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales.  Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002.  Other risks may be detailed from time to time in reports to be filed with the SEC.  Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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